Exhibit 10.32

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into this 9th day of April 2010.

BETWEEN:

(1)	BIOAMBER, S.A.S., a company organised and existing under the laws of France, having its principal place of business at Route de Bazancourt, F-51110, Pomacle, France (“Bioamber”); and

(2)	Mitsui & Co., Ltd., a company organised and existing under the laws of Japan, having its principal place of business at 2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan (“Mitsui”).

Hereinafter, Bioamber and Mitsui are individually called the “Party” and collectively called the “Parties.”

WHEREAS:

(a)	Bioamber is dedicated to building a world-wide leadership position in the area of green chemistry business by developing and commercializing fermentation technologies through which Bioamber manufactures bio-based succinic acid and derivative products thereof;

(b)	Bioamber possesses intellectual property and know-how with respect to production through microbial fermentation of bio-based succinic acid and derivative products thereof;

(c)	Mitsui conducts global trading business in a variety of chemical business areas, including resource development of potential raw materials for bio-based chemicals, planning and establishment of an efficient supply system of such raw materials, and recycle and reuse of waste materials;

(d)	Bioamber wishes to sell the Products (as defined in Article 1.1 below) to Mitsui, and wishes Mitsui to be the exclusive distributor of the Products in the Territory (as defined in Article 1.1 below); and

(e)	Mitsui is willing to become such distributor for the purposes of reselling the Products in the Territory, subject to the terms and conditions set out herein.

(f)

Bioamber acknowledges that Mitsui has a strong interest in being a licensee under Bioamber’s patents, technical information and other intellectual property rights to manufacture bio based succinic acid and its derivatives and agrees to commence and actively pursue, on or after July 1st, 2010, negotiation in good faith with Mitsui or third party designated by Mitsui for executing an agreement to grant such license to Mitsui or a third party designated by Mitsui, subject to the undertakings granted by Bioamber to a third party having expired.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	APPOINTMENT

Subject to the terms and conditions set out herein, Bioamber appoints Mitsui as its exclusive distributor of the products specified below (the “Products”) within the territory set out below (the “Territory”), and Mitsui accepts such appointment.

Products: Bio-based succinic acid and derivatives thereof which are manufactured by Bioamber at Bioamber’s demonstration plant located in Pomacle, France with the production capacity of approximately two thousand (2,000) metric tons per year as of the date of this Agreement.

Territory: Asia-Pacific, being comprised of the countries and territories listed at Exhibit A attached hereto, which forms an integral part hereof.

* Confidential treatment requested

1.2	During the term of this Agreement or any extension thereof, Bioamber shall not:

(a)	appoint any other person, firm or company as a distributor, reseller or agent for sale of the Products in the Territory;

(b)	sell, export or otherwise supply to any other person, firm or company in the Territory any of the Products; or

(c)	cause any other person, firm or company to sell or export the Products to any other person, firm or company within the Territory.

2.	INDIVIDUAL SALE AND PURCHASE

2.1	The relation between Bioamber and Mitsui is that of seller and buyer. Subject to the terms and conditions hereof, Bioamber shall sell and deliver the Products to Mitsui and Mitsui shall purchase and take delivery of the Products from Bioamber, for resale purposes in the Territory.

2.2	Each transaction of sale and purchase of the Products between the Parties and the terms and conditions thereof shall be conducted in accordance with, and evidenced by, a separate purchase contract (the “Individual Contract”) on Mitsui’s customary form in use at the time of such sale and purchase, provided that the terms and conditions of the Individual Contracts shall be subject to the terms and conditions of this Agreement. Each such Individual Contract shall be in writing and duly signed by both Bioamber and Mitsui. In the event that any conflict arises between the terms and conditions of this Agreement and those of the Individual Contracts, those of this Agreement shall prevail.

2.3	Bioamber shall be entitled under this Agreement to provide samples of the Products to prospective Licensees (as defined in Article 4.4 below) in the Territory, and shall be free to sell the Products outside of the Territory, subject to the limitations provided in section 1.2 hereof. Bioamber may also negotiate with and conclude any agreement with any other third party located in the Territory and conduct business in the Territory, with a view to granting such other third party a license to use Bioamber’s technology that relates to the Products, subject to the limitations provided in Article 1.2 hereof. For the sake of clarity, the exclusive rights granted to Mitsui in connection with the Products pursuant to this Agreement shall not apply to any product that would be produced by such third party Licensee.

3.	PRICE

The prices for the Products to be supplied in each shipment under this Agreement (the “Price”) shall be specified in the Individual Contracts.

4.	QUANTITY

4.1	The quantity of the Products to be supplied in each shipment under this Agreement shall be specified in the Individual Contracts.

4.2	The non-binding annual target purchase volume of the Products will be two thousand (2,000) metric tons. For the avoidance of doubt, Bioamber assumes no obligation to sell, and Mitsui assumes no obligation to purchase, the Products of this target purchase volume.

* Confidential treatment requested

4.3	The maximum quantities of the Products to be supplied during each three (3) month period under this Agreement shall be informed by Mitsui to Bioamber by the beginning of the immediately preceding three (3) month period.

4.4	In the event that Bioamber grants to a third party the licence to manufacture, use, sell or lease the Products with respect to Bioamber’s intellectual property rights or confidential information subject to the limitations provided in Article 1.2 hereof, Bioamber shall use its best efforts to facilitate Mitsui’s negotiation with such third party licensee (the “Licensee”) so that the Licensee will grant to Mitsui a priority right to purchase from the Licensee a certain quantity of the products requested by Mitsui to the extent permitted by the applicable laws and regulations. Bioamber will not be liable for any damage incurred by Mitsui if any Licensee does not agree to grant Mitsui a priority right to purchase from any such Licensee a certain quantity of the products produced by such Licensee.

5.	PAYMENT

Payment of the Price by Mitsui to Bioamber shall be made in Euros by telegraphic transfer to such bank account as designated by Bioamber, within thirty (30) days after Mitsui’s receipt from Bioamber of all of the following documents in good order or after acceptance by Mitsui of the Products with respect to such payment, whichever comes later:

(a)	commercial invoice in three (3) sets;

(b)	full set of clean on board ocean Bill of Lading;

(c)	certificates of weight and analysis in three (3) sets;

(d)	certificates of origin in three (3) sets; and

(e)	other necessary documents reasonably required by Mitsui and specified in the Individual Contracts.

6.	DELIVERY

6.1	Bioamber shall deliver the Products to Mitsui on CIF the port designated by Mitsui basis.

6.2	Delivery of the Products by Bioamber shall be made in accordance with shipping schedules informed by Mitsui.

6.3	The term “CIF” shall be interpreted in accordance with INCOTERMS 2000, as amended.

7.	TITLE AND RISK

Title to and risk of loss of or damage to the Products shall be transferred from Bioamber to Mitsui at the time when the Products have passed ship’s rail of carrying vessel at the loading port in France.

8.	SALES ASSISTANCE BY BIOAMBER

8.1	Bioamber shall at its own costs and expenses:

(a)	provide Mitsui with such samples, catalogues, brochures, information and data in respect of the Products as Mitsui may reasonably require; and

(b)	promptly answer any technical or other enquiries from Mitsui about the Products, without disclosing any information that Bioamber considers to be confidential.

* Confidential treatment requested

8.2	Notwithstanding paragraph (a) of Article 8.1, Bioamber may request Mitsui to purchase samples of Products in excess of [***] for each Individual Contract for the price separately agreed by and between the Parties. For the avoidance of doubt, Mitsui assumes no obligation to purchase such samples unless Mitsui expressly agrees in writing to accept such request. If Mitsui agrees to purchase such samples, payment for such samples by Mitsui to Bioamber shall be made in accordance with Article 5.

9.	WARRANTY

9.1	Bioamber warrants to Mitsui that:

(a)	the Products shall, for a period of one (1) year from the date of delivery thereof, correspond with the relevant specification or sample as referred to in the relevant Individual Contracts and be free from defects in design, material and workmanship; This warranty does not cover defects resulting from use that is non-compliant with the reasonable, written instructions of Bioamber, improper use, improper storage or handling after the Products have been delivered, or any modification or transformation of the Products that has not been approved by Bioamber;

(b)	Bioamber shall vest in Mitsui good and valid title to the Products, which shall be free and clear of all liens, security interests, encumbrances, burdens and other claims. No express and no implied warranties whether of merchantability or fitness for any particular use, or otherwise other than those expressly set forth in this agreement which are made expressly in lieu of all other warranties shall apply to the products sold to and by Mitsui, and no waiver, alteration, or modification of the foregoing conditions shall be valid unless made in writing and signed by Bioamber

(c)	Bioamber has the sole right and authority, without any restriction, to grant Mitsui all the rights and license under this Agreement; and

(d)	Bioamber is the owner or licensee of the entire right, title, and interest in and to the patents, Trade Names (as defined in Section 10 and subject to the provisions of Exhibit B) and technical information and other intellectual property rights which are necessary to resell the Products within the Territory.

9.2	Without prejudice to any other remedy available under applicable laws and regulations, any other provisions of this Agreement or otherwise, if any Products are not supplied in compliance with the warranties set out in Article 9.1 above, Mitsui shall be entitled:

(a)	to require Bioamber to repair the Products or to supply replacement Products in accordance with this Agreement within thirty (30) days; and

(b)	at Mitsui’s sole discretion, to terminate the relevant Individual Contracts and require the repayment of the Price which has been paid by Mitsui to Bioamber for said non-complying Products.

9.3	Bioamber shall fully indemnify Mitsui against all loss, damages, costs and expenses (including, but not limited to, legal expenses) incurred or paid by Mitsui as a result of or in connection with the breach by Bioamber of any of the said warranties under Article 9.1 above.

9.4	Mitsui warrants to Bioamber that (i) Mitsui has the necessary powers to conclude this Agreement, (ii) Mitsui specifically assumes the liability and responsibility for marketing and selling the Products in the Territory, and (iii) Mitsui’s importation, packaging, storage, transportation, labeling, marketing, and all other activities related to the Products in the Territory shall conform in all respects to present and future laws, rulings, rules, standards, and regulations related to the Products by the applicable authorities in the Territory.

* Confidential treatment requested

9.5	Mitsui shall fully indemnify Bioamber against all loss, damages, costs and expenses (including, but not limited to, legal expenses) incurred or paid by Bioamber as a result of or in connection with the breach by Mitsui of any of the said representations and warranties under Article 9.4 above.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1	Bioamber authorizes Mitsui to use in the Territory the tradename(s) specified in Exhibit B attached hereto (the “Trade Names”), on or in relation to the Products for the purposes of exercising its rights and performing its obligations under this Agreement and in such manner as Mitsui deems fit. Bioamber shall not give authorization to use the Trade Names in the Territory to any other person, firm or company. Notwithstanding the above, Bioamber shall be permitted to grant Trade Names rights to eventual licensees in the Territory unless Bioamber does not breach its obligations provided in Article 1.2 hereof. Every representation of the Trade Names that Mitsui intends to use must, prior to any use, be submitted to Bioamber for written approval.

11.	THIRD PARTY CLAIM

11.1	In the event that any third party brings any claim against Mitsui and/or any dispute arises between any third party and Mitsui, in relation to any of the Products by reason of or in connection with:

(a)	any defect of the Products or product liability with respect to the Products;

(b)	infringement of the patents, utility models, tradenames, designs, copyrights or any other intellectual property rights owned or used by any third party; or

(c)	infringement by any third party of any of the patents, utility models, designs, copyrights of any other intellectual property rights owned or used by Bioamber,

then, subject to the limitations provided in Section 9 hereof, Bioamber shall defend and hold Mitsui harmless from such claim and/or dispute and shall indemnify Mitsui from any costs, expenses, losses and damages sustained by Mitsui due to or in connection with such claim and/or dispute up to the limitations defined under section 12 hereinafter.

11.2	Without limiting or qualifying Bioamber’s liabilities, obligations or indemnities otherwise assumed by Bioamber pursuant to this Agreement, Bioamber shall maintain, at its sole cost and expense, a product liability insurance initially issued by the insurance company Zurich, with limits of liability not less than three (3) million Euros per occurrence in connection with the Products.

11.3	The provisions of this Article 11 shall survive the termination or expiry of this Agreement.

12.	LIMITATION OF LIABILITY

Notwithstanding anything stated herein, neither Party shall be liable to the other Party for loss of profit, for loss of contract or business opportunity, or for any indirect, consequential, special or exemplary damages of any kind or nature whatsoever, howsoever caused, incurred by the other Party or any third party, whether in an action in contract, tort or otherwise.

In any event any Bioamber liability arising out of or in connection with this Agreement shall never be more than three (3) million Euros per civil year during which any claim was notified to Bioamber and shall never be more than three (3) million Euros per occurrence.

* Confidential treatment requested

13.	TERM

13.1	This Agreement shall become effective on the day and year first above written and shall remain in effect until June 30, 2013.

13.2

The Parties will mutually discuss in good faith during one (1) month period commencing on 1st March and ending on 31st March of every year during the term of this Agreement in order to review and assess Mitsui’s performance during the immediately preceding eleven (11) months period commencing on 1st April. If after such discussion Bioamber reasonably determines that Mitsui’s performance during the immediately preceding eleven (11) months period is not satisfactory to Bioamber, Bioamber may request a further discussion with Mitsui regarding termination of the Agreement. Upon such request, the Parties will discuss in good faith. If through such further discussion the Parties fail to agree not to terminate this Agreement, Bioamber shall have a right to terminate this Agreement during the term of this Agreement.

In any event, except otherwise expressly agreed by the Parties, this subsection 13.2 shall not survive after June 30th, 2013.

13.3	The provisions of Articles 9, 11, 12 and 15 hereof shall survive the termination or expiry of this Agreement and shall continue in force in accordance with their respective terms.

14.	TERMINATION

14.1	Each Party shall be entitled forthwith to terminate this Agreement and any Individual Contracts by written notice to the other Party if:

(a)	the other Party commits any breach of any of the provisions of this Agreement or those of the Individual Contracts and, in the case of a breach capable of remedy, fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

(b)	an encumbrancer takes possession or a receiver is appointed over any of the property or assets of the other Party;

(c)	the other Party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

(d)	the other Party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on the other Party under this Agreement);

(e)	anything which, under the law of any jurisdiction, is analogous to any of the acts or events specified in paragraph (b), (c) or (d); or

(f)	the other Party ceases, or threatens to cease, to carry on business

14.2	Upon the termination of this Agreement for any reason:

(a)	Bioamber shall, at the request of Mitsui, [***];

(i)	[***]; and

(ii)	[***];

(b)	Mitsui may not use the Trade Names, patents and technical information of Bioamber other than for the purpose of selling stock of the Products in respect of which Bioamber does not perform its obligations of repurchase; and

* Confidential treatment requested

(c)	subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior to termination, neither Party shall have any further obligation other than (a) and (b) above in this Article 14.2 to the other Party under this Agreement.

14.3	The rights under this Article 14 shall be without prejudice to any other right or remedy of either Party in respect of the breach concerned (if any) or any other breach.

15.	CONFIDENTIALITY

Any commercial, technical or other information of a confidential nature received or obtained by any Party (“Receiving Party”) from the other Party (“Disclosing Party”), which shall be conspicuously marked by such Disclosing Party as “Confidential” (the “Confidential Information”), shall be treated as strictly confidential. The Receiving Party shall not, without the prior written consent of the Disclosing Party, disclose the Confidential Information to any person, firm or company except for its employees, advisors and agents having need to know the Confidential Information, provided that the Receiving Party shall ensure that such employee, advisor and agent shall observe the same obligations as those of the Receiving Party under this Article and shall not use the Confidential Information for any purpose other than those for which the same is furnished, except those which:

(a)	is known to or possessed by Receiving Party at the time of disclosure by the Disclosing Party;

(b)	is now or become hereafter available to the public through no fault of Receiving Party;

(c)	is developed by the Receiving Party independently from any references to the Confidential Information;

(d)	is required to be disclosed by law or governmental order; or

(e)	may be acquired by the Receiving Party from any third party without any restriction of disclosure.

16.	NON-ASSIGNMENT

Neither this Agreement nor any right or obligation hereunder may be assigned by either Party without the other Party’s prior written consent.

17.	ENTIRE AGREEMENT

17.1	This Agreement and Secrecy Agreement entered into between the Parties on January 29, 2010 (the “Secrecy Agreement”) contain the entire and only agreement between the Parties with respect to the distributorship for the sale of the Products in the Territory. This Agreement wholly cancels, terminates and supersedes any prior agreements except for the Secrecy Agreement, representations or undertakings, formal or informal, oral or written heretofore between the Parties pertaining to the subject matter.

17.2	The Parties hereby confirm that, upon execution of this Agreement, the Memorandum of Understanding entered into between the Parties on 30 October 2009 (the “MOU”) expires pursuant to Article 5.1 of the MOU.

18.	NO IMPLIED WAIVERS

No waiver by either Party of a breach of any one or more provisions in this Agreement to be performed by the other Party shall be construed as a waiver of a subsequent breach, whether of the same or any different provision.

* Confidential treatment requested

19.	AMENDMENT

Any amendment to this Agreement shall not be effective unless it is made in writing and signed by the duly authorized representatives of the Parties.

20.	NOTICE

All notice, consents, requests and other communications hereunder shall be in writing in the English language and shall be deemed validly given (i) upon personal delivery in case of personal delivery or (ii) five (5) days after transmission in case of facsimile (if sent by facsimile, the said notice, consents, requests and communications shall be confirmed by registered mail or major international delivery services on the following business day) or after being sent in case of registered prepaid airmail letter or major international delivery services, to be served at the following addresses:

If to Bioamber:	Address:	1250 Rene Levesque Blvd West, Suite 4110
Montreal, Quebec, Canada H3B-4W8
	Facsimile:	+1 (514) 844-1414
	Attention:	Jean-Francois Huc

With a copy to:	Address:	BDSA Avocats
2000 McGill College, Suite 2000
Montreal, Quebec Canada H3A-3H3
	Facsimile:	+1 (514) 844-5836
	Attention:	Thomas Desbiens

If to Mitsui:	Address:	2-1, Ohtemachi, 1-Chome, Chiyoda-ku,
Tokyo, 100-0004, Japan
	Facsimile:	+81(3)3285-4915
	Attention:	Naoki Enatsu

21.	ARBITRATION AND GOVERNING LAW

21.1	Any dispute or controversy which may arise between the Parties out of or in connection with or in relation to this Agreement or any Individual Contracts, or for breach thereof, shall, unless settled amicably between the Parties without undue delay, be settled by arbitration in New York, NY, in accordance with the rules of the International Chamber of Commerce (ICC). The award thereof shall be final and binding to both Parties.

21.2	This Agreement shall be governed by and construed in accordance with the laws of the state of New York. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the Individual Contracts.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives in duplicate as of the date first above written

Bioamber, S.A.S.

By	/s/ Jean-Francois Huc
Name: Jean-Francois Huc Title: Director General

* Confidential treatment requested

Mitsui & Co., Ltd.

By	/s/ Masanori Ikebe
Name: Masanori Ikebe Title: General Manager Special Chemicals Div.

* Confidential treatment requested

Exhibit A

List of countries and territories comprised in the Territory

Abkhazia	Jordan	South Ossetia
Afghanistan	Kazakhstan	Sri Lanka
Akrotiri and Dhekelia	Korea, North	State of Palestine
Armenia	Korea, South	Syria
Azerbaijan	Kuwait	Taiwan
Bahrain	Kyrgyzstan	Tajikistan
Bangladesh	Laos	Thailand
Bhutan	Lebanon	Timor-Leste
British Indian Ocean Territory	Macau	Turkey
Brunei	Malaysia	Turkmenistan
Burma	Maldives	United Arab Emirates
Cambodia	Mongolia	Uzbekistan
China	Nagorno-Karabakh	Vietnam
Christmas Island	Nepal	Yemen
Cocos (Keeling) Islands	New Zealand
Commonwealth of Australia	Northern Cyprus
Cyprus	Oman
Egypt	Pakistan
Georgia	Philippines
Hong Kong	Qatar
India	Russia
Indonesia	Saudi Arabia
Iran	Singapore
Iraq
Israel
Japan

* Confidential treatment requested

Exhibit B

1.	Trade Names

—Bioamber, a non registered tradename in the Territory;

The rights to use such tradename in certain countries and territories comprised in the Territory may be limited or non-available.

* Confidential treatment requested